FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Sun Communities, Inc. Commences Public Offering of 4,200,000 Shares of Common Stock

Southfield, MI, March 5, 2014 - Sun Communities, Inc. (NYSE: SUI) (the “Company”) today announced that it has commenced an underwritten public offering of 4,200,000 shares of its common stock. The Company expects to grant the underwriter a 30-day option to purchase up to an additional 630,000 shares of its common stock.

The Company intends to use the net proceeds of the offering to repay borrowings outstanding under its senior secured revolving credit facility and intends to use any remaining net proceeds to fund possible future acquisitions of properties and for working capital and general corporate purposes.

Citigroup is acting as sole book-running manager for the proposed offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

Sun Communities, Inc. is a real estate investment trust, or REIT, that currently owns and operates a portfolio of 192 communities comprising approximately 71,150 developed sites.

Forward Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in the Company’s annual report on Form 10-K, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.